Exhibit 10.8

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of August 28, 2012 (the “Effective Date”), by and between PositiveID Corporation, a Florida corporation (the “Licensee” or “PositiveID”), and VeriTeQ Acquisition Corporation, a Delaware corporation (“VeriTeQ”) (PositiveID and VeriTeQ may hereinafter be collectively referred to as the “Parties” or individually as the “Party”).

A.           VeriTeQ owns Patent Rights (as defined below) to certain implantable passive radio frequency microchip technology, as described in Appendix A.

B.           Simultaneously herewith, VeriTeQ and PositiveID are entering into an Asset Purchase Agreement, whereby VeriTeQ is purchasing all of the assets subject to this Agreement.

C.           PositiveID, in conjunction with its development partner Receptors LLC, has developed the GlucoChip™, a product designed to measure blood glucose levels in vivo.  This product is based on the intellectual property (patents, patents pending and other intellectual property) owned by VeriTeQ.

D.           PositiveID wishes to obtain from VeriTeQ an exclusive, perpetual, transferable (with prior written consent of VeriTeQ, of which consent shall not be unreasonably withheld), worldwide, and royalty free license to utilize the Patent Rights for the purpose of designing, using, manufacturing, marketing and selling the GlucoChip™, or any similar product in the field of blood glucose measurement and/or diabetes management.

Now therefore, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

1.            Definitions

       As used in this Agreement, the following terms shall have the following meanings:

1.1	“Field” means the field of methods and products related to the measurement of blood glucose and communication through implantable radio frequency identification (“RFID”) device.

1.2
“Licensed Method” means:  (i) any method that is claimed in the Patent Rights (as herein defined below) and/or the use of which would constitute, but for the grant of a license under the Patent Rights within the Field, an infringement of any Valid Claim in the country in which such method is used or in the country in which the resulting products are sold; and (ii) any method that includes or results from VeriTeQ's technology included in Appendix A.

1.3
“Licensed Product” means: (i) any implantable RFID product or device that is covered by any pending or issued claim within the Patent Rights and/or the use, production or sale of which would constitute, but for the grant of a license under the Patent Rights within the Field, an infringement of any Valid Claim (as herein defined below) in the country in which such product is used, produced or sold; (ii) any implantable RFID product or device that is produced according to or through the use of a Licensed Method; (iii) any implantable RFID product or device sold for use predominantly in the performance of a Licensed Method; and (iv) any implantable RFID product or device that includes or results from VeriTeQ’s technology included in Appendix A.

1.4	“Markets” means blood glucose measurement, health care, diabetes management, and related fields for use in the Field.

1.5
“Patent Rights” means: (i) The patents and patent applications listed in Appendix A and any patent that issues or grants from any patent application listed in Appendix A; (ii) any patent or patent application that is a divisional, continuation, national or regional patent or application, reissue, renewal, reexamination, substitution or extension of the patents and applications identified in (i); and (iii) any claim of a continuation-in-part application or patent, directed to the subject matter specifically described in the patents or patent applications identified in (i).

1.6	“Sublicense” means a grant of a license under the Patent Rights by Licensee to any third party.

1.7	“Sublicensee” means any third party who is granted a license under the Patent Rights by the Licensee.

1.8	“Territory” means Worldwide.

1.9
“Valid Claim” means: either (i) a claim of an issued and unexpired patent included within the Patent Rights that has not been held permanently revoked, unenforceable, or invalid by a decision of an agency or a court of competent jurisdiction, that is unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through surrender, disclaimer or otherwise; or (ii) a claim of a pending patent application included within the Patent Rights that was filed with a good faith belief in its patentability and that has not been abandoned or finally rejected without the possibility of appeal or refiling.

2.             Grant of License

2.1           Grant of License. Subject to the terms and conditions of this Agreement, VeriTeQ agrees to grant to PositiveID, and PositiveID agrees to accept:

(a) an exclusive, perpetual, transferable (with prior written consent of VeriTeQ, of which consent shall not be unreasonably withheld), license under the Patent Rights to design and construct, use, sell and offer to sell Licensed Products for the Markets in the Field in the Territory; and

(b) the right to grant Sublicenses under the Patent Rights, subject to the terms and conditions of Section 4 of this Agreement (Section 2.1(a) and (b) shall be collectively, the “License”).

3.             Royalties

3.1           This License is royalty free for the entire life of the patents and patents pending on Appendix A.

4.             Sublicenses

4.1           Licensee may grant Sublicenses under the License.

4.2           To the extent applicable, Sublicenses must include all of the rights of and obligations due to VeriTeQ under this Agreement.

5.             Patent Prosecution and Infringement

5.1           Patent Prosecution. VeriTeQ shall control the preparation, filing, prosecution and maintenance (including, without limitation, conducting or participating in interferences or oppositions), of any and all VeriTeQ patents related to the Licensed Product, all at VeriTeQ's expense.

5.2            Infringement of VeriTeQ Patents by Third Parties.

(a) PositiveID agrees to inform VeriTeQ promptly in writing of any suspected infringement of the VeriTeQ patents or Patent Rights by a third party.

(b) VeriTeQ shall have the sole right and authority to institute suit against any third party suspected of infringing any VeriTeQ patent or Patent Right.  If VeriTeQ does not notify PositiveID of its intent to pursue legal action within thirty (30) days after giving notice of any infringement of the VeriTeQ patents or Patent Rights, PositiveID may institute suit; provided that VeriTeQ shall have the right, in its sole discretion, to join any such suit as a plaintiff and be represented by separate counsel of its own selection.  In any event, VeriTeQ and PositiveID shall each bear their own fees and expenses related to such litigation. In the event that the infringement is based on an application related to the Field, any recovery or settlement will accrue solely to PositiveID.  Any recovery or settlement related to an application other than in the Field will accrue solely to VeriTeQ.  Any recovery or settlement, related to multiple applications, in excess of litigation costs and reasonable attorney fees shall be shared between VeriTeQ and PositiveID, based on their respective investments to date in each of the applications/products.

5.3           Infringement of Third Party Rights.  Each Party shall promptly notify the other in writing of any allegation by a third party that the activity of either of VeriTeQ or PositiveID pursuant to this Agreement infringes or may infringe the intellectual property rights of such third party (“Third Party Claim”).  Subject to the following sentence, VeriTeQ shall have the sole right to control any defense of any such Third Party Claim by VeriTeQ’s activities at its own expense and by counsel of its own choice. If any Third Party Claim alleges that the manufacture, use or sale of a Licensed Product infringes such third party’s patent rights, then PositiveID shall have the first right to control any defense of any such claim at its expense and by counsel of its own choice, and VeriTeQ shall have the right, at its own expense, to be represented in any such action by counsel of their own choice; provided that if PositiveID does not defend against any such Third Party Claim, then VeriTeQ may assume such defense at its expense and using counsel of its own choice, in which case VeriTeQ shall keep PositiveID fully informed with regard to the defense of such Third Party Claim. VeriTeQ shall have the sole right to control any defense of any such Third Party Claim by VeriTeQ’s activities at its own expense and by counsel of its own choice. Neither VeriTeQ nor PositiveID shall have the right to settle any patent infringement litigation under this Section 5.3 in a manner that diminishes the rights or interests of the other Party without first consulting the other Party.

5.4           Invalidity of Patent Rights. If a declaratory judgment action is brought naming PositiveID as a defendant and alleging invalidity of any of the Patent Rights, PositiveID may elect to take over the sole defense of the action at its own expense.  PositiveID shall consult with VeriTeQ in such action, and VeriTeQ shall have an opportunity to provide comment; however, final decision-making authority shall vest in PositiveID.  VeriTeQ shall cooperate fully with PositiveID in connection with any such action.

6.             Termination of Agreement

6.1           Term. This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application in the Patent Rights has expired or been abandoned.

6.2           Termination by VeriTeQ. VeriTeQ may terminate this Agreement as follows:

(a)	If PositiveID sells any products or enters into any agreements outside of the Field, pursuant to (c) below.

(b)	If it is judicially determined that PositiveID has infringed the intellectual property rights of a third party by manufacturing, using, or selling Licensed Products, pursuant to (c) below.

(c)
If PositiveID defaults in the performance of any obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by VeriTeQ.

6.3           Termination by PositiveID.  PositiveID may terminate this Agreement as follows:

(a)
If VeriTeQ shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it. Such termination shall be effective immediately upon PositiveID giving written notice to VeriTeQ.

(b)
Except as provided in subparagraph (a) above, if VeriTeQ defaults in the performance of any obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by PositiveID.

(c)	By giving ninety (90) days advance written notice of termination to VeriTeQ.

6.4           Survival of Sublicenses.  PositiveID shall provide, in all sublicenses granted by it under this Agreement, that a sublicensee’s interest in such sublicenses shall survive a termination of this Agreement.

6.5           Survival.   Sections 6, 7, 8, 9, and 10 shall survive the termination of this Agreement.

7.             Warranty

7.1           VeriTeQ does not warrant the validity of the Patent Rights licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed Patent Rights or that such Patent Rights may be exploited by PositiveID or any sublicensee without infringing other patents.

7.2            VERITEQ EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS OR INFORMATION SUPPLIED BY VERITEQ, LICENSED METHODS OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

8.             Indemnification

8.1           PositiveID shall indemnify, defend and hold harmless VeriTeQ and its current or former directors, officers, and employees, and their respective successors, heirs and assigns from and against any claims, based upon or arising out of a breach of the terms of this Agreement by PositiveID.

8.2           VeriTeQ shall indemnify, defend and hold harmless PositiveID and its current or former directors, officers, and employees, and their respective successors, heirs and assigns from and against any claims, based upon or arising out of a breach of the terms of this Agreement by VeriTeQ.

8.3           IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER VERITEQ KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. VERITEQ’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY POSITIVEID TO VERITEQ UNDER THIS AGREEMENT.  The foregoing exclusions and limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including, but not limited to, negligence), or any other grounds.

9.              Use of Names and Product Labeling. PositiveID shall not use VeriTeQ’s name or insignia, or any adaptation of them, or the name of any of VeriTeQ’s employees in any advertising, promotional or sales literature, including without limitation, press releases, without the prior written consent of VeriTeQ.

10.            Miscellaneous

10.1          Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties hereto without the prior written consent of the other Party, of which consent shall not be unreasonably withheld.

10.2          Covenants.

(a) PositiveID shall comply with all applicable laws and regulations.  In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce.  These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. PositiveID hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by PositiveID, and that it will defend and hold VeriTeQ harmless in the event of any legal action of any nature occasioned by such violation.  PositiveID shall, in each sublicense, include terms that provide that sublicense shall comply with all such laws and regulations, shall be solely responsible for any violation of same by sublicensee, and shall defend and hold VeriTeQ harmless in the event of any legal action of any nature occasioned by such violation.

(b) PositiveID and any sublicensee(s) shall obtain all regulatory approvals required for the manufacture and sale of Licensed Products.

(c) PositiveID and any sublicensee(s) shall utilize appropriate patent and/or trademark marking on Licensed Products.

(d) PositiveID shall register or record this Agreement as is required by law or regulation in any country where the License is in effect.

10.3           Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that state.  The Parties acknowledge that all of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in the State of Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the Parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the state or federal courts of record of the State of Florida in Palm Beach County; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

10.4           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement via facsimile or portable document format shall be effective as delivery of a manually executed counterpart of this Agreement.

10.5           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.6           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, to the following addresses:

If to VeriTeQ:

Scott R. Silverman
Chief Executive Officer
VeriTeQ Acquisition Corporation
1690 South Congress Avenue
Suite 200
Delray Beach, FL 33445
Facsimile: (561) 805-8001

If to PositiveID:

William J. Caragol
Chief Executive Officer
PositiveID Corporation
1690 South Congress Avenue
Suite 200
Delray Beach, FL 33445
Facsimile: (561) 805-8001

10.7           Fees and Expenses.  Each Party shall pay all of its own fees and expenses of experts, consultants and the like and other expenses incurred in connection with performing due diligence with respect to this Agreement, the documents referred to herein and the transactions contemplated hereby.

10.8           Attorney’s Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

10.9           Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of VeriTeQ and PositiveID.  Any amendment or waiver effected in accordance with this section shall be binding upon VeriTeQ and PositiveID and each sublicensee.

10.10         Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith.  In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

10.11         Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

10.12          Entire Agreement.  This Agreement, and the documents referred to herein constitute the entire agreement between the Parties pertaining to the subject matter, and any and all other written or oral agreements relating to the subject matter existing between the Parties are expressly canceled.

10.13         Confidentiality.  VeriTeQ and PositiveID each agree that, except with the prior written permission of the other Party, it shall at all times hold in confidence and trust and not use or disclose the terms of this Agreement.  Notwithstanding the foregoing, VeriTeQ or PositiveID each may disclose the terms of this Agreement: (a) as required by any court or other governmental body, provided that VeriTeQ or PositiveID provides the other Party with prompt notice of such court order or requirement to enable the other Party to seek a protective order or otherwise to prevent or restrict such disclosure; (b) to legal counsel or the financial advisor of VeriTeQ or PositiveID; (c) in connection with the enforcement of this Agreement or rights under this Agreement; or (d) to comply with applicable law.  The provisions of this section shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VERITEQ ACQUISITION CORPORATION By: /s/ Scott Silverman Name: Scott Silverman Title: Chief Executive Officer

POSITIVEID CORPORATION By: /s/ William J. Caragol Name: William J. Caragol Title: Chief Executive Officer

Appendix A
Patents and Patent Applications

U.S. Patents

Patent #	Title
7,125,382	“Embedded Bio-Sensor System”
7,297,112	“Embedded Bio-Sensor System”
2008/0033273	“Embedded Bio-Sensor System”
7,241,266	“Transponder for Embedded Bio-Sensor using Body Energy as a Power Source”

U.S. Patent Application No.

“Wireless Molecular Sensor System and Process” (Application Number 20110282175)